Exhibit 99.2

TRANSCEPT PHARMACEUTICALS REPORTS

SECOND QUARTER 2010 FINANCIAL RESULTS

Conference call scheduled for 5:00 PM Eastern time today

Point Richmond, Calif., August 9, 2010 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and six months ended June 30, 2010.

“Our Intermezzo® highway driving study is underway and enrollment is proceeding on schedule. We expect to announce top-line results in the fourth quarter of 2010, and we continue to plan to resubmit the Intermezzo® NDA in the first quarter of 2011,” stated Glenn A. Oclassen, Transcept President and Chief Executive Officer.

Mr. Oclassen added, “We have recently accelerated the development of TO-2061, our second internally developed pipeline program. TO-2061 employs ultra low doses of ondansetron as adjunctive therapy in patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with SSRIs. This project has been stimulated by the results of the two open-label pilot trials that have already been completed, and we plan to begin a double-blind placebo-controlled study in 2011.”

Transcept reported cash, cash equivalents and marketable securities of $78.9 million at June 30, 2010, which we believe will be sufficient to address the activities relating to the resubmission of the Intermezzo® NDA, and to complete our planned placebo-controlled study of ondansetron.

Three months ended June 30, 2010 financial results

Transcept recorded $3.13 million of revenue for the three-month period ended June 30, 2010, related to recognition of a portion of the $25 million non-refundable license fee received from Purdue Pharmaceutical Products L.P. (Purdue) in connection with the collaboration agreement for commercialization of Intermezzo® in the United States. Transcept is recognizing the $25 million license fee over a 24-month period that commenced in August 2009. There was no revenue for the three-month period ended June 30, 2009.

Research and development expense for the quarter ended June 30, 2010 was approximately $2.41 million, compared to approximately $2.25 million for the same period in 2009. The increase is primarily attributable to expense associated with the Intermezzo® highway driving study currently underway, partially offset by payroll related savings due to the reduction in force implemented in the third and fourth quarters of 2009. Research and development expense included non-cash stock compensation expense of approximately $107,000 for the quarter ended June 30, 2010 and approximately $108,000 for the quarter ended June 30, 2009.

General and administrative expense for the quarter ended June 30, 2010 was approximately $2.77 million, compared to approximately $5.02 million for the same period in 2009. The decrease consists primarily of reductions in legal, professional and consulting fees, as more of these functions were transitioned in-house as compared to the quarter ended June 30, 2009 following the completion of the reverse merger with Novacea on January 30, 2009. Marketing related expense also decreased as Purdue assumed, in the latter half of 2009, its marketing responsibilities for Intermezzo® in accordance with our collaboration agreement. General and administrative expense included non-cash stock compensation expense of approximately $370,000 for the quarter ended June 30, 2010, compared to approximately $225,000 for the quarter ended June 30, 2009.

Net loss for the quarter ended June 30, 2010 was approximately $2.06 million, or $0.15 per share (basic and diluted), compared to a net loss of approximately $7.11 million, or $0.54 per share (basic and diluted), for the quarter ended June 30, 2009. The weighted average shares used to calculate basic and diluted net loss per share were 13,402,395 and 13,070,211 for the quarters ended June 30, 2010 and June 30, 2009, respectively. At June 30, 2010, there were 13,414,700 common shares outstanding and 2,546,516 common shares underlying outstanding options and warrants and outstanding common shares subject to repurchase.

Six months ended June 30, 2010 financial results

Revenue for the six months ended June 30, 2010 was $6.25 million related to recognition of a portion of the $25 million non-refundable license fee received from Purdue in connection with the signing of our collaboration agreement, compared to no revenue for the six months ended June 30, 2009.

Research and development expense for the six months ended June 30, 2010 was approximately $4.77 million, compared to approximately $4.47 million for the same period in 2009. The $0.30 million increase is primarily attributable to expenses associated with Intermezzo® packaging design changes, the manufacture of materials for the Intermezzo® highway driving study as well as clinical trial costs incurred to date on the study, partially offset by payroll related savings due to the reduction in force implemented in the third and fourth quarters of 2009. Research and development expense included non-cash stock compensation expense of approximately $205,000 for the six months ended June 30, 2010 and approximately $157,000 for the six months ended June 30, 2009.

General and administrative expense for the six months ended June 30, 2010 was approximately $5.37 million, compared to approximately $9.23 million for the same period in 2009. The $3.86 million reduction is primarily due to reduced legal and other professional fees as we transitioned more of these functions in-house following our January 30, 2009 merger with Novacea, reduced marketing related expense as Purdue assumed, during the third quarter of 2009, its marketing responsibilities for Intermezzo® in accordance with our collaboration agreement and a decrease in operational expenses associated with additional office space that was sublet during the second quarter of 2009. General and administrative expense included non-cash stock compensation expense of approximately $710,000 for the six months ended June 30, 2010, compared to approximately $394,000 for the six months ended June 30, 2009.

Year-to-date merger-related transaction costs of approximately $2.22 million were expensed during the first quarter of 2009.

Net loss for the six months ended June 30, 2010 was approximately $3.90 million, or $0.29 per share (basic and diluted), compared to a net loss of approximately $15.65 million, or $1.42 per share (basic and diluted), for the six months ended June 30, 2009. The weighted average shares used to calculate net loss per share were 13,397,047 and 11,047,881, respectively, for the six months ended June 30, 2010 and 2009.

Cash, cash equivalents and marketable securities totaled $78.9 million at June 30, 2010.

Conference call and webcast information

Transcept will host a conference call and webcast on Monday, August 9, 2010, at 5:00 p.m. EDT to discuss second quarter 2010 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on September 17, 2010. A playback of the call will be available through August 13, 2010, by dialing 800-642-1687 (U.S.) or 706-645-9291 (International), replay passcode: 89393318.

About Intermezzo®

Transcept is seeking FDA approval of Intermezzo® (zolpidem tartrate sublingual tablet) for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA regarding the Intermezzo® New Drug Application (NDA) in which the FDA requested additional data demonstrating that Intermezzo® would not present an unacceptable risk of residual effects, with particular reference to next day driving ability. Based on communications with the FDA, Transcept has redesigned Intermezzo® packaging and patient instructions to reduce the potential for inadvertent dosing errors and is conducting a pre-approval highway driving study to assess the potential of Intermezzo® to affect next morning driving ability. Transcept plans to announce top-line safety data from this driving study in the fourth quarter of 2010. Transcept expects to resubmit the Intermezzo® NDA in the first quarter of 2011 and expects the NDA to be subject to a six-month review by the FDA.

About TO-2061 and Obsessive Compulsive Disorder (OCD)

Transcept is developing ultra low dose ondansetron as an adjunctive therapy in patients with obsessive compulsive disorder who have not adequately responded to SSRI (Selective Serotonin Reuptake Inhibitors) treatment. Ondansetron, a 5-HT3 receptor antagonist known to down regulate dopamine, received FDA approval in 1991 for the treatment of chemotherapy induced nausea and vomiting (CINV). Transcept is studying ondansetron in this OCD patient population at daily doses of 1.0 mg to 1.5 mg. Ondansetron for the treatment of CINV is typically used at recommended daily doses of 16 mg to 24 mg.

Transcept completed two open-label pilot studies of ultra low dose adjunctive ondansetron in OCD patients who had not adequately responded to treatment with SSRIs. In these studies, ultra low dose ondansetron was generally well tolerated and OCD symptoms improved over baseline. Transcept plans to begin a Phase 2, double-blind, placebo-controlled study with ultra low dose ondansetron in approximately 150 patients in 2011.

OCD is a disorder characterized by a pattern of intrusive thoughts that cause distress and consequent repetitive behaviors aimed at reducing this distress. OCD affects approximately 1% to 2% of the U.S. adult population and can significantly impair the lives of patients and their families. SSRIs, including Prozac®, Luvox®, Paxil®, and Zoloft®, and the tricyclic agent, clomipramine, are the only approved drugs for such patients. The SSRIs are generally the preferred first-line drug treatment, however 40% to 60% of OCD patients do not respond adequately to SSRIs, and there is no FDA-approved therapy for this group of patients. Atypical antipsychotics such as Risperdal® or Zyprexa® are often used off-label to augment SSRIs when patients do not respond adequately to first-line SSRI monotherapy. However atypical antipsychotics are associated with significant side-effects, including weight gain and metabolic disorder, and approximately two-thirds of OCD patients who do not adequately respond to treatment with SSRIs also do not respond to this combination therapy.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), for which a New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) in September 2008 seeking approval as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA on the Intermezzo® NDA and is working to respond to issues raised in the letter. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. Transcept is also developing TO-2061, an ultra low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with SSRIs. Transcept plans to begin a Phase 2, double-blind, placebo-controlled study of TO-2061 in 2011. For further information, please visit the Transcept website at: www.transcept.com.

Luvox® is a registered trademark of Solvay Pharmaceuticals, Inc.

Paxil® is a registered trademark of The GlaxoSmithKline Group of Companies

Prozac® and Zyprexa® are registered trademarks of Eli Lilly & Co.

Risperdal® is a registered trademark of Janssen, L.P.

Zoloft® is a registered trademark of Pfizer Inc.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: plans and timing to complete and announce top-line results of an Intermezzo® highway driving study; timing estimates to resubmit the Intermezzo® NDA and complete regulatory review with the FDA; plans and timing to begin a Phase 2, double-blind, placebo-controlled study of TO-2061 in 2011; the ability of Transcept to resubmit the Intermezzo® NDA with sufficient content to warrant FDA approval; and the sufficiency of Transcept cash resources to address the anticipated issues relating to the resubmission of the Intermezzo® NDA and to complete the planned placebo-controlled ondansetron study. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: our ability to timely conduct and complete the Intermezzo® highway driving study successfully; dependence on third parties to manufacture supply of product candidates for current and planned studies and conduct such studies; new information arising out of clinical trial results; the outcomes from planned Phase 1 studies of TO-2061 and discussions with the FDA about our plan to move forward with the Phase 2 study; the FDA’s view of the sufficiency of the anticipated content of the planned Intermezzo® NDA resubmission to support FDA review and approval; unforeseen expenses or delays related to our plans for FDA approval of Intermezzo®, the development of TO-2061, and the business of Transcept generally; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
License fee revenue	$3,125	$—	$6,250	$—

Operating expense:
Research and development	2,407	2,250	4,767	4,472
General and administrative	2,769	5,019	5,373	9,233
Merger related transaction costs	—	—	—	2,224

Total operating expense	5,176	7,269	10,140	15,929

Loss from operations	(2,051)	(7,269)	(3,890)	(15,929)
Interest and other income (expense), net	(10)	156	(13)	278

Net loss	$(2,061)	$(7,113)	$(3,903)	$(15,651)

Basic and diluted net loss per share	$(0.15)	$(0.54)	$(0.29)	$(1.42)

Weighted average shares outstanding	13,402	13,070	13,397	11,048

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,112	$17,031
Marketable securities	68,763	71,871
Other current assets	1,491	1,476

Total current assets	80,366	90,378
Property and equipment, net	826	1,052
Goodwill	2,962	2,962
Other assets	826	826

Total assets	$84,980	$95,218

Liabilities and stockholders’ equity
Current liabilities:
Deferred revenue, current portion	$12,500	$12,500
Other current liabilities	2,745	3,585

Total current liabilities	15,245	16,085
Deferred revenue, non-current portion	1,042	7,292
Other non-current liabilities	517	770

Total liabilities	16,804	24,147
Stockholders’ equity:
Common stock and additional paid-in capital	158,974	157,943
Accumulated deficit	(90,814)	(86,911)
Accumulated other comprehensive income	16	39

Total stockholders’ equity	68,176	71,071

Total liabilities and stockholders’ equity	$84,980	$95,218

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com